EXHIBIT 3.1

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

OF

TRUE RELIGION APPAREL, INC.

(deletions indicated by strike-through text and additions indicated by underlined text)

Section 3.8.      Special Meetings.  Special meetings of the Board of Directors (a) may be called by the chairman of the Board of Directors, the chief executive officer, ~~or~~ president, lead director Seth R. Johnson or director Mark S. Maron and (b) shall be called by the chairman of the Board of Directors, chief executive officer, president or secretary on the written request of at least two directors then in office, and shall be held at such time, date and place as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board of Directors shall be given, as provided in Section 7.8(a), to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board of Directors may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.9. The signing of a written waiver of notice of any special meeting by the person entitled to such notice, whether before or after the meeting, shall be deemed timely receipt of such notice. Attendance of a director at a meeting shall also constitute a waiver of notice of such meeting, except where a director attends a meeting for the express and announced purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.